Exhibit 99.1 [Missing Graphic Reference] [Missing Graphic Reference] One Ameren Plaza 1901 Chouteau Avenue St. Louis, MO 63103 Contacts:

Media	Analysts	Investors
Tim Fox	Bruce Steinke	Investor Services
(314) 554-3120	(314) 554-2574	(800) 255-2237
tfox2@ameren.com	bsteinke@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN REPORTS 2004 EARNINGS
Announces 2005 Earnings Guidance

St. Louis, Mo., Feb. 8, 2005 --- Ameren Corporation (NYSE: AEE) today announced 2004 net income of $530 million, or $2.84 per share basic and diluted, compared to net income of $524 million, or $3.25 per share basic and diluted, in 2003. Ameren recorded net income of $83 million, or 42 cents per share basic and diluted, for the fourth quarter of 2004, compared to $38 million, or 24 cents per share basic and diluted, for the fourth quarter of 2003.

Net income in 2003 included a third quarter after-tax gain of $31 million, or 19 cents per share, related to the settlement of a dispute over certain mine reclamation issues with a coal supplier, and a first quarter after-tax gain of $18 million, or 11 cents per share, due to the adoption of a new accounting standard related to the recognition of asset retirement obligations. Excluding these items, adjusted (non-GAAP) net income in 2003 was $475 million, or $2.95 per share basic and diluted.

“Our solid 2004 earnings performance was accomplished despite some of the mildest weather on record and a two-month refueling and maintenance outage at our Callaway nuclear plant. In addition, we prudently issued common stock to fund the Illinois Power acquisition in February and July of 2004, prior to the September completion of the deal. Since we did not have the benefit of Illinois Power’s earnings prior to the closing of the transaction, our earnings per share were diluted,” said Gary L. Rainwater, chairman, chief executive officer and president of Ameren Corporation.

“We overcame these challenges through effective cost control and the excellent performance of our low-cost coal-fired power plants. The performance of these plants reduced our average generating cost per megawatthour and allowed us to take advantage of strong power prices in the energy markets through the sale of our excess generation,” added Rainwater. “Simply put, we remained focused on the fundamentals of our business and executed very well.”

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Total revenues in 2004 of $5.2 billion increased by $552 million, compared to 2003. The September 30, 2004 acquisition of Illinois Power Company added revenues of $379 million, and the January 31, 2003 acquisition of CILCORP Inc. added revenues of $105 million in 2004 over 2003. In addition, Ameren continued to see the benefit of improved economic conditions with solid organic growth in its service territories.

Record power plant production in 2004 and mild weather boosted the amount of low-cost generation available, increasing interchange electric sales by almost 17 percent, and increasing interchange revenues by $71 million in 2004, as compared to 2003. These factors, coupled with strong power prices in the energy markets, resulted in interchange power sales contributing 71 cents per share to earnings in 2004, versus 55 cents per share in 2003, on a comparable share basis.

However, heating degree days in 2004 were approximately 7 percent below 2003, and cooling degree days in the summer months were more than 20 percent below 2003. Weather in both 2003 and 2004 was mild, but, according to the National Weather Service, 2004 summer weather in Ameren’s service territory was the 7th mildest in the past 109 years. In total, mild weather reduced revenues by an estimated $51 million in 2004, as compared to 2003. Electric rate reductions in Missouri also decreased revenues by $34 million in 2004, while increases in natural gas delivery rates raised revenues by $27 million in 2004, as compared to 2003.

In the spring of 2004, the Callaway nuclear plant had a 64-day refueling and maintenance outage. That outage increased purchased power and maintenance expenses by $63 million in 2004, as compared to 2003 when there was no refueling outage. In addition, operating expenses rose due to higher employee benefit costs and depreciation expenses, as well as due to the acquisitions of Illinois Power and CILCORP. Offsetting these increases, in part, were lower labor costs and a refund of $18 million in exit fees previously paid to the Midwest Independent Transmission System Operator, Inc. (MISO). Ameren rejoined the MISO on May 1, 2004.

Earnings per share in 2004 were also reduced by 19 cents, compared to 2003, as a result of the issuance of 30 million new common shares prior to the close of the acquisition of Illinois Power. On September 30, 2004, Ameren completed the acquisition of Decatur, Ill-based Illinois Power and a 20 percent interest in Electric Energy, Inc. for $2.3 billion. Proceeds from the issuance of common stock of $1.3 billion were used to pay the cash portion of the purchase price and eliminate approximately $700 million of Illinois Power’s high-cost debt in the fourth quarter of 2004.

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“Illinois Power is a natural fit for Ameren. Illinois Power’s adjoining service territories and core energy business fits nicely into Ameren’s existing businesses,” added Rainwater. “Importantly, we expect Illinois Power will be accretive to earnings in the first two years of ownership by a total of 9 to 13 cents per share, up from our original estimate of 5 to 10 cents per share. By completing this acquisition in only eight months, we have positioned ourselves very well to integrate Illinois Power into Ameren and quickly begin realizing synergies.”

Ameren also announced today that its 2005 earnings are expected to range between $2.90 and $3.10 per share, compared to earnings of $2.84 per share in 2004. Ameren’s guidance assumes normal weather and is subject to, among other things, plant operations, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

“We expect 2005 earnings per share to rise above the 2004 level,“ stated Warner L. Baxter, Executive Vice President and Chief Financial Officer. “Our 2005 earnings are expected to increase due to continued solid organic growth in our service territories, coupled with a return to more normal weather. In addition, we expect 2005 earnings per share to increase due to the Illinois Power acquisition as we will realize a full year of Illinois Power’s earnings and will eliminate the dilution associated with the prefunding of the Illinois Power acquisition.

“These benefits will be offset, in part, by higher employee benefit and depreciation expenses in 2005. In addition, we expect to realize lower margins from interchange sales due to reduced levels of low-cost excess generation being available for sale. We anticipate greater levels of low cost, coal-fired generation being needed to serve our native load customers due to demand growth and an expected return to more normal weather conditions, as well as due to a planned 70 to 75-day refueling and maintenance outage at our Callaway nuclear plant in the fall of 2005. Also, earnings per share in 2005 will be reduced by the issuance of additional common stock under our DRPlus and employee benefit plans and under our outstanding adjustable conversion-rate equity security units.”

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Tuesday, Feb. 8, 2005, to discuss 2004 earnings, 2005 guidance and other matters related to the company. Investors, the news media and the public may listen to a live Internet broadcast of the Ameren analyst call at www.ameren.com by clicking on "Q4 2004 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation is also available on Ameren’s Web site that reconciles earnings per share between 2004 and 2003 and

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reconciles 2005 earnings guidance to 2004 actual earnings. This presentation will be posted in the Investors section of the site under presentations and is provided in a .pdf format. The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 12:00 p.m. (Central Time), from Feb. 8 through Feb. 15, by dialing, U.S. (888) 203-1112; international (719) 457-0820, and entering the number: 360884.

With assets of more than $17 billion, Ameren serves approximately 2.3 million electric customers and more than 900,000 natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 14,800 megawatts.

Regulation G

In addition to presenting results of operations and earnings amounts in total, Ameren has presented certain information in this news release on a per share basis, as well as adjusted (non-GAAP) net income. These per share amounts, as well as the deductions from net income to arrive at adjusted (non-GAAP) net income, reflect certain factors that directly impact Ameren’s total earnings. Ameren believes this per share information and the adjusted (non-GAAP) net income figure are useful because they enable readers to better understand the impact of these factors on Ameren’s earnings.

Forward-looking Statements

Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

•	regulatory actions, including changes in regulatory policies;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•	the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as in Illinois when current power supply contracts expire in 2006;
•	the effects of participation in the Midwest Independent System Operator (MISO);
•	the availability of fuel for the production of electricity, such as coal and natural gas, and purchased power and natural gas for distribution, and the level and volatility of future market prices for such commodities, including the ability to recover any increased costs;
•	the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events making Ameren’s access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;

•	actions of ratings agencies and the effects of such actions;
•	weather conditions;
•	generation plant construction, installation and performance;
•	operation of nuclear power facilities, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•	the impact of current environmental regulations on utilities and generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;
•	future wages and employee benefits costs, including changes in returns on benefit plan assets;
•	difficulties in integrating Illinois Power with Ameren’s other businesses;
•	changes in the energy markets, environmental laws or regulations, interest rates or other factors adversely impacting assumptions in connection with the CILCORP Inc. and Illinois Power acquisitions;
•	cost and availability of transmission capacity for the energy generated by Ameren’s generating facilities or required to satisfy energy sales made by Ameren; and
•	legal and administrative proceedings.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31,	December 31,
	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$69	$111
Accounts receivable - trade	442	326
Unbilled revenue	336	221
Miscellaneous accounts and notes receivable	38	126
Materials and supplies, at average cost	623	487
Other current assets	74	46
Total current assets	1,582	1,317
Property and Plant, Net	13,297	10,920
Investments and Other Non-Current Assets:
Investments in leveraged leases	140	152
Nuclear decommissioning trust fund	235	212
Goodwill and other intangibles, net	940	574
Other assets	411	332
Total investments and other assets	1,726	1,270
Regulatory Assets	829	729

TOTAL ASSETS	$17,434	$14,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$423	$498
Short-term debt	417	161
Accounts and wages payable	567	480
Taxes accrued	26	103
Other current liabilities	374	215
Total current liabilities	1,807	1,457
Long-term Debt, Net	5,021	4,070
Preferred Stock Subject to Mandatory Redemption	20	21
Deferred Credits and Other Non-Current Liabilities:
Accumulated deferred income taxes, net	1,886	1,853
Accumulated deferred investment tax credits	139	151
Regulatory liabilities	1,042	824
Asset retirement obligations	439	413
Accrued pension and other post-retirement benefits	756	699
Other deferred credits and liabilities	315	190
Total deferred credits and other liabilities	4,577	4,130
Preferred Stock Not Subject to Mandatory Redemption	195	182
Minority Interest in Consolidated Subsidiaries	14	22
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	3,949	2,552
Retained earnings	1,904	1,853
Accumulated other comprehensive income (loss)	(45)	(44)
Other	(10)	(9)
Total stockholders' equity	5,800	4,354

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,434	$14,236

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Operating Revenues:
Electric	$1,106	$851	$4,288	$3,952
Gas	368	198	866	648
Other	1	2	6	8
Total operating revenues	1,475	1,051	5,160	4,608

Operating Expenses:
Fuel and purchased power	388	256	1,278	1,070
Gas purchased for resale	263	141	598	457
Other operations and maintenance	381	323	1,337	1,224
Coal contract settlement	-	-	-	(51)
Depreciation and amortization	159	131	557	519
Taxes other than income taxes	81	61	312	299
Total operating expenses	1,272	912	4,082	3,518
Operating Income	203	139	1,078	1,090

Other Income and (Deductions):
Miscellaneous income	12	11	32	27
Miscellaneous expense	(3)	(8)	(9)	(22)
Total other income and (deductions)	9	3	23	5

Interest Charges and Preferred Dividends:
Interest	86	73	278	277
Preferred dividends of subsidiaries	3	3	11	11
Net interest charges and preferred dividends	89	76	289	288

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	123	66	812	807

Income Taxes	40	28	282	301

Income Before Cumulative Effect of Change in Accounting Principle	83	38	530	506

Cumulative Effect of Change in Accounting Principle, Net of Income Taxes	-	-	-	18

Net Income	$83	$38	$530	$524

Earnings per Common Share - Basic and Diluted:
Income before cumulative effect of change in accounting principle	$0.42	$0.24	$2.84	$3.14
Cumulative effect of change in accounting principle, net of income taxes	-	-	-	0.11
Earnings per Common Share - Basic and Diluted:	$0.42	$0.24	$2.84	$3.25

Average Common Shares Outstanding	194.8	162.4	186.4	161.1

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended
	December 31,
	2004	2003

Cash Flows From Operating Activities:
Net income	$530	$524
Adjustments to reconcile net income to net cash
provided by operating activities:
Cumulative effect of change in accounting principle	-	(18)
Depreciation and amortization	557	519
Amortization of nuclear fuel	31	33
Amortization of debt issuance costs and premium/discounts	13	10
Deferred income taxes, net	351	12
Deferred investment tax credits, net	(12)	(11)
Coal contract settlement	36	(36)
Voluntary retirement and other restructuring charges	-	(5)
Pension contribution	(295)	(25)
Other	28	5
Changes in assets and liabilities, excluding the effects of the acquisitions:
Receivables, net	(18)	6
Materials and supplies	(25)	(47)
Accounts and wages payable	29	(16)
Taxes accrued	(67)	39
Assets, other	(62)	(15)
Liabilities, other	33	47
Net cash provided by operating activities	1,129	1,022

Cash Flows From Investing Activities:
Construction expenditures	(806)	(682)
Acquisitions, net of cash acquired	(443)	(479)
Nuclear fuel expenditures	(42)	(23)
Other	25	3
Net cash used in investing activities	(1,266)	(1,181)

Cash Flows From Financing Activities:
Dividends on common stock	(479)	(410)
Capital issuance costs	(40)	(14)
Redemptions, Repurchases and Maturities:
Nuclear fuel lease	(67)	(46)
Short-term debt	-	(110)
Long-term debt	(1,465)	(815)
Preferred stock	(1)	(31)
Issuances:
Common stock	1,441	361
Short-term debt	256	-
Long-term debt	458	698
Other	(8)	9
Net cash provided by (used in) financing activities	95	(358)

Net Change In Cash and Cash Equivalents	(42)	(517)
Cash and Cash Equivalents at Beginning of Year	111	628

Cash and Cash Equivalents at End of Period	$69	$111

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Electric Sales - KWH (in millions):
Residential	5,192	3,967	19,121	17,673
Commercial	5,812	4,754	20,863	19,248
Industrial	5,598	4,405	18,814	17,259
Wholesale	2,245	2,099	9,388	8,770
Other	185	84	421	308
Native	19,032	15,309	68,607	63,258
Interchange sales	3,782	2,702	10,840	9,268
EEI (outside sales)	443	1,182	4,118	5,255
Total	23,257	19,193	83,565	77,781

Electric Revenues - (in millions):
Residential	$317	$240	$1,323	$1,247
Commercial	314	244	1,239	1,152
Industrial	214	169	774	710
Wholesale	79	68	335	295
Other	13	6	33	26
Native	937	727	3,704	3,430
Interchange sales	129	74	366	295
EEI (outside sales)	10	23	97	134
Other	30	28	121	93
Total	1,106	852	4,288	3,952

Power Supply (%):
Fossil	68.1	78.3	77.4	77.5
Nuclear	10.7	12.2	9.0	11.9
Hydro	1.7	0.8	1.6	0.9
Purchased	19.5	8.7	12.0	9.7

Fuel Cost per KWH (cents)	1.073	1.074	1.096	1.079
Gas Sales - MMBTU (in thousands)	33,970	21,695	87,787	72,440

			December 31,	December 31,
			2004	2003
Common Stock:
Shares outstanding (in millions)			195.2	162.9
Book value per share			$29.82	$26.73

Capitalization Ratios:
Common equity			49.2%	47.5%
Preferred stock			1.6%	2.0%
Debt, net of cash			49.2%	50.5%